EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1993 Employee Stock Purchase Plan of Applied Signal Technology, Inc. of our reports dated January 26, 2007, with respect to the consolidated financial statements of Applied Signal Technology, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2006, Applied Signal Technology, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Applied Signal Technology, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
San Jose, California
June 12, 2007